Exhibit 99.1

NEWS RELEASE

RAMBUS ACCEPTS COURT’S DAMAGES AWARD IN HYNIX INFRINGEMENT TRIAL

Company elects remittitur of jury’s award to $133.6M in lieu of new trial on damages

LOS ALTOS, Calif. – July 27, 2006 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced that it elected remittitur of the jury’s $306.9M award, announced April 24, 2006, to $133.6M. On July 14, 2006, the judge in the Hynix patent infringement trial granted Hynix’s motion for a new trial on the issue of damages unless Rambus elected to accept this lower amount for damages. The damages award results from the jury’s finding that Hynix’s SDRAM, DDR and DDR2 memory products sold in the United States between June 2000 and the end of 2005, infringed Rambus patents. During the trial, ten of ten of Rambus’ patent claims were found valid and infringed.

“We accept Judge Whyte’s decision and continue to be gratified with the outcome of this case, including the jury’s finding on validity and infringement,” said Robert Kramer, Rambus’ acting general counsel. “We now look forward to presenting our position on the remaining issues in this case.”

Rambus’ filing with the Court accepted the lower damages award with the understanding that the $133.6M did not include prejudgment interest or damages for Hynix’s infringement after Dec. 31, 2005, both of which Rambus continues to pursue as part of this trial. The third phase of the case is scheduled to begin August 21, 2006.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com